Exhibit 10.3

OPTION AGREEMENT
TO PURCHASE MINE PROPERTY

This Option Agreement made at  Reno, Nevada this 21 day of  September, 2009 by and between

Nevada Pacific Rim, a privately held Nevada corporation, hereinafter called “Optionor” and

Mexus Gold U.S., hereinafter called “Optionee”,

W I T N E S S E T H:

Optionor is the owner of certain patented and or unpatented mining claims situated in
Esmeralda County, Nevada

And more particularly described in Exhibit “A” attached hereto and made a part hereof and hereinafter referred to as the PROPERTY.
This Option Agreement will set forth all the terms and conditions under which the Optionor grants Optionee an Option Agreement of the Property for the purpose and term hereinafter provided.
In consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

I. GRANT

Optionor hereby grants an Option Agreement and demises the Property, including such personal property as may be located thereon, together with all privileges and appurtenances, all right, title and interest owned, available or granted to the Optionor and pertaining to the Property.

II. TERM
This Option Agreement is granted for a term commencing from and after the date hereof and shall extend until this Option Agreement be terminated as hereinafter provided.

III. PURPOSES

The purposes of this Option Agreement are to grant to the Optionee the exclusive right to enter into and upon the Property, and each and every part thereof so long as this Option Agreement remains in effect, and to explore for, develop, mine, leach in place, treat, produce, mill, ship, and sell, all for its own account, such ores, material (metallic and nonmetallic), and minerals as may be found therein or thereon, and all of which shall hereinafter be referred to as PRODUCTION.

IV. ROYALTIES/RENTALS

4.1 The Optionee shall issue to Optionor the sum of 250,000 restricted shares of Optionee’s common stock upon the signing of this Agreement, thereby granting Optionee an eight (8) month Option Period. During the term of this Option Period, there will not be any Advance Minimum Royalty or Lease/Rental or any other payments due or payable to the Optionor.

4.2 At the end of the Option Period, if Optionee wants an extension or renewal of the Option Period, or this Option Agreement, Optionee will pay to Optionor the sum of One Seventy Five Thousand Dollars ($75,000) and restricted shares of the Optionee’s common stock in the amount equal to Seventy Five Thousand Dollars ($75,000), thereby granting the Optionee an additional six (6) month Option Period.  The number of restricted common shares to be issued under this provision shall be calculated using the average share price of Optionee’s stock for a period of 30 days prior to the election to extend the Option Period.

4.3 However, and notwithstanding the above, during the Option Period production from the property is subject to the Three Percent (3%) Net Smelter Return Royalties from production as more fully described in Exhibit B attached hereto.

V. OPERATIONS OF OPTIONEE

5.1 Optionee shall conduct all mining and other operations under the Option Agreement in accordance with GOOD MINING PRACTICES and SOUND PRINCIPLES OF CONSERVATION and in accordance with all APPLICABLE LAWS and rules and regulations promulgated by Federal, State and local authorities.

5.2 Optionee shall keep and maintain true and correct BOOKS OF ACCOUNT AND RECORDS which shall show the amount of Production from the Property and the amount of proceeds derived from the sale of such Production. Said books and records shall be open for INSPECTION and audit by Optionor or its agent at all reasonable times and for a period of one (1) year following termination of this Option Agreement.

5.3 Optionor expressly reserves the right, at Optionor’s option and expense, to maintain an AGENT on the Property for the purpose of verifying activities ranging from drilling results to production, and to check, inspect and keep account of all drill results and also production from said property, provided that such Agent and/or inspections do not interfere with Optionee’s operations.

VI. INSURANCE/INDEMNITY

6.1 It is specifically agreed by the parties hereto that the Optionor shall not be liable to third parties, or employees, or agents of the Optionee, for the activities and obligations of the Optionee during the term hereof, and that sufficient notice to such effect shall be posted on the property and appropriately filed in accordance with the laws of the political jurisdiction(s) within which the Property is located and wherever Optionee conducts operations relevant to this Option Agreement.

6.2 Prior to commencement of operations hereunder, Optionee shall obtain all workmen’s compensation insurance, liability insurance, and policies of insurance against other risks for which Optionor may reasonably be considered to have exposure as a result of Optionee’s operations or tenancy of the Property. All insurance shall be maintained by Optionee at its own expense throughout the duration of this Option Agreement, and whenever Optionor reasonably requests, Optionee shall furnish to Optionor evidence that such insurance is being maintained.

6.3 Optionee agrees to indemnify and save Optionor harmless from and against any and all liability, claims and causes of action for personal injury or death, and damage to, or loss or destruction of property, resulting from its tenancy of the Property and from its operations hereunder.

VII. ASSESSMENT WORK

7.1 Optionee shall perform such ASSESSMENT WORK as may be required by Federal, State and local law and shall prepare and record, for and on behalf of the Optionor, an affidavit(s) of labor and improvements during each assessment year in order to maintain all claims in good standing in the name of the Optionor.  Optionee shall pay the ANNUAL MAINTENANCE FEE with the Bureau of Land Management, Department of the Interior and file and pay recording fees with the County Recorder’s office(s) NOTICE OF INTENT TO HOLD, for all unpatented mining claims wherein the filing requirements of Assessment Work has been superseded by the requirement by Federal, State and or local laws for the payment of Annual Maintenance Fees for maintaining title to unpatented mining claims in good standing.  Optionee and Optionor shall each provide the other with a copy of all such filings made in respect to the Property. Should this Option Agreement be terminated within ninety (90) days before the end of the then current assessment year, or annual maintenance fee filing deadline, Optionee shall nevertheless perform the annual labor or pay the annual maintenance fee and comply with the other requirements of this paragraph. Should this Option Agreement be terminated prior to said ninety (90) days, Optionee shall have no obligation to perform such assessment work or pay such annual maintenance fees.

7.2 During the initial Option Period Optionor acknowledges that all annual maintenance fees, taxes and other recordings required to maintain title to the property has been completed and that the above section 7.1 will become active only if the Option Period is extended or renewed for an additional period of time.

VIII. ASSIGNMENT

Either the Optionor or the Optionee may assign all or any portion of their right, title and interest in this Option Agreement and/or in the Property at any time and from time to time upon the giving of written notice of the identity and address of the assignee, providing however that notwithstanding said assignment(s) in whatever form, both the Optionee and the Optionor shall remain primarily and unconditionally liable, respectively, for the performance of all terms and conditions hereof prior to the date of assignment, as such terms and conditions are applicable to each.

IX. TAXES

Optionee shall pay before delinquent all taxes and assessments that may be levied or assessed against the Property, or against Production therefrom, except those taxes which Optionee is contesting in good faith, and except those taxes against the Property for the first and last year, which taxes shall be pro-rated between Optionee and Optionor.

X. WARRANTIES AND TITLE

10.1 Optionor makes no warranties, express or implied, as to the value or condition of the Property, or existence or adequacy of any facilities or equipment which are the subject of this Option Agreement. However, Optionor will at all times during the term of this Option Agreement furnish Optionee with any and all geological, production, and metallurgical data which may be available to Optionor. Optionor takes no responsibility for the interpretation of such data.

10.2 Optionor does warrant that it has good and valid title to the Property, that there are presently no adverse claims that will affect the Property or this Option Agreement, and that it will upon demand promptly furnish to the Optionee copies of all documents and other evidence relating to Optionor’s claim of title, including, but not limited to, copies of all Patents, location notices and affidavits relating to assessment work.

10.3 Optionor agrees to notify the Optionee at once of any claim against Optionor’s interest in the Property or against this Option Agreement and will immediately undertake the defense of that claim at Optionor’s own expense.

10.4 Optionor further agrees that at the option of the Optionee, Optionee may undertake the defense of any claim against Optionor’s interest in the Property or against this Option Agreement, and that Optionor will be liable for damages sustained by Optionee including the cost of such defense. Upon request by Optionee, Optionor will deliver to the Optionee all evidence and information reasonably required to defend against such claim, and will cooperate fully in such defense.

10.5 Optionor and Optionee each agree to execute, during the term of this Option Agreement as an accommodation, such additional documents and agreements as the other may reasonably require in connection herewith, provided that such additional document(s) or agreement(s) would not impose additional obligations upon or impair the rights of the accommodating party.

XI. DISPUTES

It is specifically agreed that should there arise any dispute between the parties hereto, such dispute shall not interrupt performance of this Option Agreement by either Optionee or Optionor, nor will Optionee’s operations hereunder be interrupted, delayed, or impaired during the pendency of and until the final settlement of such dispute. In the event of litigation between the parties hereto, the prevailing party will be entitled to all costs of the litigation, including but not limited to, reasonable attorney’s fees.

XII. FORCE MAJEURE

In the event that Optionee shall be prevented from operating upon the PROPERTY or from performing its obligations hereunder by reason of Acts of God, Government, or of the common enemy, insurrection, riot, labor disputes, fire, explosion, flood, earthquake, interruption of transportation, or the inability to obtain permits, such circumstances shall relieve Optionee of its obligations hereunder, but only for the duration of such disruption.

XIII. TERMINATION

13.1 Optionee may at any time after the date hereof, surrender this Option Agreement, provided written notice of termination is given Optionor not less than thirty (30) days prior to the effective date of such termination, after which all right and obligations of Optionee hereunder shall cease.

13.2 In the event of Optionee’s failure to comply with any substantial and material provision of this Option Agreement, Optionor shall provide Optionee with a written notice within thirty (30) days setting forth the nature of such non-compliance, after receipt of which Optionee shall have not less than thirty (30) days to cure such non-compliance. In the event Optionee fails to cure its non-compliance within the prescribed period, Optionor may thereupon terminate this Option Agreement by the giving of written notice, after the receipt of which all rights of Optionee hereunder shall cease. However, should there be an issue as to whether or not non-compliance has occurred, then resort shall be held to the provisions of paragraph XI hereof.

13.3 In the event of termination of this Agreement, Optionee shall deliver to Optionor within sixty (60) days following the effective date of said termination, a written release and quit claim deed releasing all of the rights granted to and acquired by Optionee under this Agreement and quit claiming to Optionor all of the rights granted, title and interests of Optionee in and to the Property.

13.4 If otherwise still in effect, the terms of this Option Agreement shall not extend for a period longer than is allowed by applicable law.

XIV. PURCHASE OPTION

14.1 By notification of intent to purchase the Property given to Optionor by Optionee this Option Agreement shall thereafter be considered a CONTRACT TO PURCHASE. The aggregate price of Five Million Dollars ($5.0 million) is payable in a combination of cash and stock, with a minimum cash payment of $1,500,000 and the balance in shares of the Optionee’s common stock.  The Purchase Price shall be paid in quarterly installments beginning ninety (90) days from the date of notification of intent to purchase the Property. Each installment will consist of a cash payment of Seventy Five Thousand Dollars ($75,000) and restricted shares of Optionee’s common stock in an amount equal to Seventy Five Thousand Dollars ($75,000). The number of restricted common shares to be issued under this provision shall be calculated using the average share price of Optionee’s stock for a period of thirty (30) days prior to the installment due date.  On the fifth anniversary of the signing of this Option Agreement, the date first above appearing, Optionee is to pay to Optionor the remainder of any and all cash and stock payments of the Purchase Price so that the aggregate payment to Optionor equaling $1,500,000 cash and common stock in an amount equal to $3,500,000 has been paid by Optionee on or before five (5) years from the signing of this Agreement.  Notwithstanding the hereinabove, the 3% Net Smelter Return overriding royalty obligations remain. Upon the notification of Optionee’s election to Purchase the Property, Optionee has, at its sole discretion, the right to make payment in full on or before the period of five (5) years from the date of such election, with no prepayment penalty.

14.2 Upon receipt of said notice, Optionor shall within sixty (60) days thereafter, deliver into escrow with a title insurance company licensed to operate in the state in which the Property is located, or other escrow agent as the parties may agree upon, such deed(s) and other documents as the Optionee may reasonably require, constituting evidence of good and sufficient title to the Property.  Instructions to the escrow agent shall include the application of all terms and conditions of this Option Agreement interpreted as a purchase agreement and shall provide that subsequent payments to Optionor be made through the escrow agent and that sufficient funds be held by the escrow agent to assure that title to the Property will be delivered to purchaser free and clear of all liens and encumbrances, immediately upon there having been received by and on behalf of the Optionor, payments which in the aggregate amount to the total purchase price.
XV. PAYMENTS

All payments made by the Optionee to the Optionor pursuant to provisions of this Option Agreement shall be made promptly and will be remitted to Optionor at the address herein designated for receipt of notices by Optionor, except as Optionor may from time to time otherwise designate in writing, and except as provided in paragraph XIV above.

XVI. MISCELLANEOUS PROVISIONS

16.1 This Option Agreement shall be construed in accordance with the Laws of the State of Nevada.

16.2 The failure of either party to enforce any provision hereof at any time shall not be construed to be a waiver of such provision or of any other provisions.

16.3 This Option Agreement supersedes all prior agreements between Optionee and Optionor relating to the subject Property and constitutes the entire agreement thereof. No amendment or modification of this Option Agreement shall be binding on either Optionee or Optionor unless made in writing and duly executed by both.

16.4 Titles and boldface type used in this Agreement are provided for convenience only and shall not be construed to alter the meaning of the text.

16.5 This Option Agreement has been executed in Two (2) counterpart(s) each of which shall be deemed to be an original but all of which together shall constitute one and the same Option Agreement.

16.6 If any term, provision, covenant or condition of this Option Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Option Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

16.7 All Notices to Optionee shall be given only by certified mail and addressed to:
Nevada Pacific Rim
P.O. Box 70818
Reno, Nevada 89570

except as may be subsequently designated in writing by Optionee.

16. 8 All Notices to Optionor must be written and signed by Optionee and shall be given by certified mail and addressed to:
Mexus Gold U.S.
1805 N. Carson Street, #150
Carson City, Nevada

except as may be subsequently designated in writing by Optionor.

16.9 To the extent that State or Federal “depletion allowance” is available with respect to Production from the Property to which this Option Agreement relates, such depletion allowance(s) shall be reserved for use by the Optionee.

16.10 Wherever used herein, Optionor and Optionee shall include the singular and the plural and in the event that either Optionor or Optionee, or both, is/are more than one person, natural or otherwise, the obligations and liabilities created by this Option Agreement are the joint and several obligations and liabilities of all such persons, respectively constituting either the Optionor or the Optionee.

XVII. OTHER PROVISIONS

17.1 This Agreement is for a period of Eight (8) Months from the date first above appearing and may be extended for an additional Eight (8) Months upon written notification to Optionor by Optionee two (2) weeks prior to the end of the Agreement period.  After which, Optionee, at its sole discretion, may either exercise its right to Purchase the Property, to negotiate a renewal or lease agreement of the Property, or allow this Option Agreement to expire.

17.2 The Property is subject to certain Net Smelter Return royalty provisions which are more fully described in Exhibit B hereto.

IN WITNESS WHEREOF THE PARTIES hereto have executed this Option Agreement as of the 21 day of September, 2009.

OPTIONOR:

/s/ Joseph A. Nicholls
____________________________
Joseph A. Nicholls
President
Nevada Pacific Rim

OPTIONEE:

/s/ Paul D. Thompson
_____________________________
Paul D. Thompson
President
Mexus Gold US

EXHIBIT A

LEGAL DESCRIPTION
Mining properties consisting of patented and unpatented mining claims and appropriated water rights situated in the Lida Mining District, Esmeralda County, Nevada, as enumerated and described herein
A. Wisconsin Patented Group of Claims.  Those certain patented mining claims, U.S. Mineral Survey No. 3388, located in the Lida Mining District,  Esmeralda County, State of Nevada, that are described as follows:
NEVADA; WISCONSIN; KING SOLOMAN; BELLE OF LIDA; LUCKY
JIM; LUCKY JACK; ALHAMBRA; MOUNTAIN VIEW and SAVAN
FRACTION, expressly excepting and excluding from these presents all that
Portion of the ground hereinbefore described embraced in said LENORE
Lode claim Survey No. 3281, in conflict with said SAVANA FRACTION
Lode claim, and also all veins, lodes, and ledges, throughout their entire depth, the top or apexes of which lies inside of such excluded ground.
B. Florida Patented Group of Claims.  Those certain patented mining claims, U.S. Mineral Survey No. 3281, located in the Lida Mining District, Esmeralda County, State of Nevada, that are described as follows:
FATHER, MOTHER, LENORE, FLORIDA, expressly excepting and excluding from these presents all that portion of the ground hereinbefore described embraced in the said FATHER Lode claim Survey No. 3281 which has been sold in a private sale consisting of five (5) acres or more or less situate on the north side of the State Route 3 which boundaries can be established by survey.
C. Monaco Unpatented Group of Claims. Those certain unpatented mining claims and millsites located in the Lida Mining District, Esmeralda County, Nevada, that are described as follows:
Claim Name                                           Serial Number
Monaco #1                                           123398
Monaco #2                                           123399
Monaco #3                                           123400
Monaco #4                                           123401
Monaco #5                                           123402
Monaco #6                                           123403
Monaco #7                                           123404
Monaco #8                                           123405
Monaco #9                                           123406
Monaco #10 Fraction                                                      123407
Monaco #20 Millsite                                                      123408
Monaco #21 Millsite                                                      123409

D. Jim-A-Lew Group of Claims  Those certain unpatented mining claims located in the Lida Mining District, Esmeralda County, Nevada, that are described as follows:
Claim Name                                           Serial Number
Jim-A-Lew #7                                                      628131
Jim-A-Lew #9                                                      628133

E. Water Rights State of Nevada Certificate of Appropriation of Water No. 13630

EXHIBIT B

The Wisconsin Group of Patented Claims as more fully described in Exhibit A are subject to a 2% NSR (a two percent net smelter return) overriding royalty upon mineral production from the subject property held by Summa Corporation (“Summa”), pursuant to terms of that certain Letter Agreement dated April 12, 1977 and recorded in Book 54, Pages 21 through 25 in the records of Mineral County, Nevada between Summa Corporation and Houston Oil and Minerals Corporation.   The Florida Group of Patented Claims may also be subject to the same 2% NSR overriding royalty.  Optionor is conducting an investigation to determine whether or not this 2% NSR is subject to release.  The unpatented mining claims are not the subject of the 2% NSR overriding royalty provisions.

There is a 1% NSR (one percent net smelter return) overriding royalty upon mineral production from the entire property, whether patented or unpatented, held by the Optionor, Nevada Pacific Rim.  The Optionor and Optionee are willing and open to consideration and negotiation of selling this 1% NSR to Optionee if Optionee elects to enter into a Purchase Agreement to purchase the Property.

NET SMELTER RETURN defined:
The term “Net Smelter Returns” as used in this agreement shall mean the net payments received from a smelter, mill, reduction works, refinery or other processor or purchaser after deduction for all of the following:
1.
All charges by a smelter, mill, reduction works, refinery or other processor or purchaser, including, but not limited to, selling charges, treatment, smelting, or other reduction charges, penalties and all other deduction and expenses;

2.	All costs of transportation incurred on all minerals produced, whether transported by Purchaser or a third party and including charges by a common or contract carrier;
3.
The amount of all taxes, whether sales tax, net proceeds mines tax, severance tax, or any other tax imposed upon or in connection with mining, removal or the sale of ores, concentrates or other products and minerals, other than federal or state income tax.

In calculating the Net Smelter Returns, there shall also be included as part of the net proceeds any premium, subsidies or bonuses received for production from the state or federal government to the extent that the same may be legally included. Payments of Net Smelter Returns shall be made monthly on or before the last day of each calendar month following the month in which settlement is made by the smelter or other purchaser, and each such payment shall be accompanied by a complete copy of settlement schedules received from the smelter or other purchase. The term “reduction works” as used herein shall include any works in which concentrated, upgraded or beneficiated minerals are refined. In the event that the ores, concentrates or other minerals are treated at a mill or smelter owned or operated by Purchaser or any affiliated corporation of Purchaser the charges for processing and milling services shall be deductible from the proceeds to determine net Smelter Returns, but they shall not exceed the average of the highest and lowest charges charged for processing services at the mills, smelters or reduction works located closest to the mill, smelter or reduction works in which ores similar to those from the Mining Properties are being processed.